UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2013

SEARS HOMETOWN AND OUTLET STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35641	80-0808358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois		60192
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (847) 286-7000
(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On August 29, 2013 the Company entered into an amendment (the “Amendment”) to its Credit Agreement dated as of October 11, 2012 among the Company, its subsidiaries, Bank of America, N.A., as Agent, Swing Line Lender, and L/C Issuer, and the other lenders party thereto (the “Senior ABL Facility”). The Amendment eliminates, effective August 29, 2013, the Company's negative covenant in Section 7.06 of the Senior ABL Facility that provides that the Company will not, among other things, declare any cash dividend or repurchase any of the Company's common stock, in each case prior to October 12, 2013. The Amendment does not eliminate the Company's other negative covenants in Section 7.06 of the Senior ABL Facility which, among other things, state that the Company may declare and pay cash dividends to its stockholders and may repurchase its common stock only if the following conditions are satisfied: either (a) (i) no specified default then exists or would arise as a result of the declaration or payment of the cash dividend or as a result of the stock repurchase, (ii) the Company and its subsidiaries that are also borrowers have demonstrated to the reasonable satisfaction of the agent for the lenders that monthly availability (as determined in accordance with the Senior ABL Facility), immediately following the declaration and payment of the cash dividend or the stock repurchase and as projected on a pro forma basis for the twelve months following and after giving effect to the declaration and payment of the cash dividend or the stock purchase, would be at least equal to the greater of (x) 25% of the Loan Cap (which is the lesser of (A) the aggregate commitments of the lenders and (B) the borrowing base) and (y) $25,000,000, and (iii) after giving pro forma effect to the declaration and payment of the cash dividend or the stock repurchase as if it constituted a specified debt service charge, the specified consolidated fixed charge coverage ratio, as calculated on a trailing twelve months basis, would be equal to or greater than 1.1:1.0, or (b) (i) no specified default then exists or would arise as a result of the declaration or payment of the cash dividend or the stock repurchase, (ii) payment of the cash dividend or the stock repurchase is not made with the proceeds of any credit extension under the Senior ABL Facility, (iii) during the 120-day period prior to declaration and payment of the cash dividend or the stock repurchase, no credit extension was outstanding under the Senior ABL Facility, and (iv) the Company demonstrates to the reasonable satisfaction of the agent for the lenders that, on a pro forma and projected basis, no credit extensions would be outstanding under the Senior ABL Facility for the 120-day period following the declaration and payment of the cash dividend or the stock repurchase.
The above description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment filed as Exhibit 10.1 hereto, which is hereby incorporated herein by reference. The above description of the Senior ABL Facility is qualified in its entirety by reference to the complete text of the Senior ABL Facility, which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 2012 and which is hereby incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.
On August 30, 2013 the Company issued a news release regarding its second quarter earnings for the 2013 fiscal year. The news release is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.
On August 28, 2013 the Company's Board of Directors authorized a $25 million repurchase program for the Company's outstanding common stock. The timing and amount of repurchases will depend on various factors, including market conditions, the Company's capital position and internal cash generation, and other factors. The Company's repurchase program does not include specific price targets, may be executed through open-market, privately negotiated, and other transactions that may be available, and may include utilization of Rule 10b5-1 programs. The repurchase program does not obligate the Company to repurchase any dollar amount, or any number of shares, of the Company's common stock. The repurchase program does not have a termination date, and the Company may suspend or terminate the repurchase program at any time.
All shares of common stock repurchased by the Company pursuant to the repurchase program will be retired and resume the status of authorized and unissued shares of common stock.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The Exhibits listed in the accompanying "Exhibit Index" have been filed as part of this Current Report on Form 8-K.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Steven D. Barnhart

Steven D. Barnhart
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
Date: August 29, 2013

EXHIBIT INDEX

Exhibit	Description of Document

10.1
First Amendment to Credit Agreement, dated August 29, 2013, among Sears Authorized Hometown Stores, LLC and the other borrowers named therein, as borrowers, Sears Hometown and Outlet Stores, Inc., as parent and a guarantor, Troy Coolidge No. 6, LLC, as a guarantor, Bank of America, N.A., as Agent, Swing Line Lender, and L/C Issuer, and other lenders party thereto, as lenders.

99.1	News release dated August 30, 2013.

2